DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	SECOND QUARTER 2003

Consent Results: DON’T SELL!

THE RESULTS OF THE CONSENTS HAVE BEEN TABULATED. The majority of units voted not to sell the Partnership. Fourteen percent (14%) of units voted to sell (vs. 26% in the 2001 vote), which was significantly below the majority required of fifty-one percent (51%). Therefore, we will continue to operate the Partnership. As you will note in the remainder of this Newsletter, we continue to dispose of properties that we don’t feel will fit our risk profile for future years. We will, of course, continue to monitor limited partner preferences with our biennial vote.

BEWARE OF OFFERS TO PURCHASE YOUR UNITS . . .

Large distribution coming November 15, 2003

We have already closed the sales of two properties during the third quarter and we expect distributions associated with these sales of $32 per unit payable with the November 15, 2003 distribution. We have an additional sale pending with an anticipated third quarter closing. If this sale closes we will distribute an additional $11 per unit with the November 15, 2003 distribution.

DISTRIBUTION HIGHLIGHTS

•	$845,000 total amount distributed for the Second Quarter 2003 which is $402,000 higher than originally projected primarily because the sale of the S. Milwaukee property closed in the Second Quarter instead of the First Quarter as planned.

•	$18.26 per unit (approx.) for the Second Quarter 2003, of this approximately $8.68 was “return of capital”. The annualized “operating return” (net of the return of capital) is 7.8%.

•	$1,165 to $1,016 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (3/90) respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

SEE INSIDE

Property Sales	2
Litigation Issues	2-3
Questions & Answers	3

PAGE 2	DIVALL 2	2 Q 03

PROPERTY HIGHLIGHTS

Consistent with our expressed intent to “prune” away properties that have more perceived tenant risk in the future, we have had considerable sales success as noted below:

Property Sales

•	Former Hardee’s (S. Milwaukee, WI). The sale with QSRE, L.L.C. (operator of Pizza Hut, Taco Bell and KFC) closed on April 18, 2003. The net sales proceeds of $410,000 will be distributed with the August 15, 2003 distribution.

•	Hardee’s (Fond du Lac, WI). The sale with Milwaukee Street Partners, LLC closed on July 30, 2003. The net sales proceeds of $700,000 will be distributed with the November 15, 2003 distribution.

•	Omega Restaurants (Milwaukee, WI). The sale of this property with the tenant closed on July 28, 2003. The net sales proceeds of $800,000 will be distributed with the November 15, 2003 distribution.

•	Former Fiesta Time (Twin Falls, ID). The property is currently under contract with a closing anticipated in the third quarter. Net proceeds from the sale will approximate $520,000, and if the sale closes in the third quarter we will distribute the proceeds with the November 15, 2003 distribution.

Litigation Issues

We set a goal in our correspondence to you on January 31, 2003, to substantially resolve our litigation issues in the following six months. Six months later here’s where we stand . . .

•	Mulberry Street Grill (Phoenix, AZ)
•	Case settled.
•	Future ground lease liabilities extinguished.

•	Village Inn (Grand Forks, ND)
•	Case settled.
•	Tenant paid $50,000.

•	Fiesta Time (Twin Falls, ID)
•	Case won.
•	Tenant evicted.
•	Tenant paid $30,000.
•	Property under contract for sale.

•	Popeye’s (Park Forest, IL) This tenant was delinquent at June 30, 2003 in the amount of $136,610. The delinquent amount represents 2001 and 2002 percentage rents as well as the related late fees. Although this tenant is in default they remain current with their fixed rent. We are actively pursuing the collection of the past due balance. This tenant continues to seek a settlement which is not in the best interest of the partnership and “smells” of a stalling tactic in our litigation process.

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the Third Quarter of 2003 is scheduled to be mailed on November 15, 2003.

•	If I have questions or comments, how can I reach your office?

MAIL:	Investor Relations, 101 W. 11th Street, Suite 1110
Kansas City, MO 64105
PHONE:	800-547-7686 OR (816) 421-7444 EXTENSION 224
FAX:	(816) 221-2130
E-MAIL:	mevans@theprovogroup.com

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2003

	PROJECTED	ACTUAL	VARIANCE
	2ND QUARTER 06/30/2003	2ND QUARTER 06/30/2003	BETTER (WORSE)
OPERATING REVENUES
Rental income	$470,050	$474,644	$4,594
Interest income	4,500	3,567	(933)
Lease termination fee	0	50,000	50,000
Other income	0	1,450	1,450

TOTAL OPERATING REVENUES	$474,550	$529,661	$55,111

OPERATING EXPENSES
Insurance	$8,685	$8,682	$3
Management fees	50,919	50,647	272
Overhead allowance	4,110	4,091	19
Advisory Board	2,189	2,188	2
Administrative	23,944	32,609	(8,665)
Professional services	13,500	22,721	(9,221)
Auditing	18,000	18,000	0
Legal	12,000	31,635	(19,635)
Property Expenses	5,250	3,839	1,411

TOTAL OPERATING EXPENSES	$138,597	$174,412	$(35,815)

INVESTIGATION AND RESTORATION EXPENSES	$0	$62	$(62)

NON-OPERATING EXPENSES
Uncollectible Receivable	$24,150	$0	$24,150
Depreciation	76,659	71,757	4,902
Amortization	3,990	5,025	(1,035)
Property Write-down	0	15,189	(15,189)

TOTAL NON-OPERATING EXPENSES	$104,799	$91,970	$12,829

TOTAL EXPENSES	$243,395	$266,444	$(23,048)

NET INCOME	$231,155	$263,217	$32,063

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	80,649	76,781	(3,868)
Recovery of amounts previously written off	0	(1,556)	(1,556)
Property Write-down	0	15,189	15,189
(Increase) Decrease in current assets	299,416	134,555	(164,861)
Increase (Decrease) in current liabilities	(3,208)	(10,040)	(6,832)
(Increase) Decrease in cash reserved for payables	2,283	10,040	7,757
Current cash flows advanced from (reserved for) future distributions	(166,335)	(69,235)	97,100

Net Cash Provided From Operating Activities	$443,960	$418,951	$(25,008)

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	(1,500)	(855)	645
Sales Deposits received	0	7,500	7,500
Net sale proceeds from sale of property	0	417,098	417,098
Recovery of amounts previously written off	0	1,556	1,556

Net Cash (Used In) From Investing And Financing Activities	$(1,500)	$425,299	$426,799

Total Cash Flow For Quarter	$442,460	$844,250	$401,791

Cash Balance Beginning of Period	1,183,196	806,151	(377,045)
Less 1st quarter distributions paid 5/03	(887,000)	(510,000)	377,000
Change in cash reserved for payables or future distributions	164,052	59,195	(104,857)

Cash Balance End of Period	$902,709	$1,199,596	$296,889

Cash reserved for 2nd quarter 2003 L.P. distributions	(443,000)	(845,000)	(402,000)
Cash reserved for payment of accrued expenses	(222,850)	(108,381)	114,469
Cash advanced from (reserved for) future distributions	(184,735)	(192,235)	(7,500)

Unrestricted Cash Balance End of Period	$52,124	$53,980	$1,858

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$443,000	$845,000	$402,000
Mailing Date	08/15/2003	(enclosed)	—

*	Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2003 PROPERTY SUMMARY

AND RELATED RECEIPTS

AS OF JUNE 30,2003

PORTFOLIO	(Note 1)	REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780
BLOCKBUSTER	OGDEN, UT	646,425	104,500	16.17%						646,425	104,500	16.17%
DENNY’S	PHOENIX, AZ	972,726	65,000	6.68%		183,239	0	0	0.00%	1,155,965	65,000	5.62%
CHINESE SUPER BUFFET (5)	PHOENIX, AZ	865,900	64,371	7.43%		221,237	0	0	0.00%	1,087,137	64,371	5.92%
VACANT (8)	TWIN FALLS, ID	699,032	30,000	4.29%		190,000	27,400	0	0.00%	889,032	30,000	3.37%
HARDEE’S (3)	FOND DU LAC, WI	849,767	50,860	5.99%	(2)	290,469	97,212	0	0.00%	1,140,236	50,860	4.46%
HOOTER’S	R. HILLS, TX	1,246,719	95,000	7.62%						1,246,719	95,000	7.62%
DAYTONA’S BAR AND GRILL (7)	DES MOINES, IA	845,000	60,000	7.10%		52,813	0	0	0.00%	897,813	60,000	6.68%
KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%
MIAMI SUBS (9)	PALM BEACH, FL	743,625	55,000	7.40%						743,625	55,000	7.40%

Note 1:	This property summary includes only property and equipment held by the Partnership during 2003.
2:	The lease was terminated and the equipment sold to Hardee’s Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
3:	These leases were assumed by Hardee’s Food Systems at a reduced rental rate from that stated in the original leases. The property was sold in July 2003 at a sales price of $720,000.
4:	Village Inn vacated the property in February 2002; however, Village Inn was charged monthly rent until a lease termination and settlement agreement was executed in June 2003. (The charges were not recorded for accounting purposes beginning January 2003.) The Partnership received a $50,000 lease termination fee from Village Inn. The property was leased to a new tenant, Panda Buffet, in February 2003 with rent to commence in July 2003.
5:	Chinese Super Buffet obtained possession of the property in August 2002 and rent commenced in January 2003.
6:	Tenant, Paul Bouraxis, executed agreement to purchase property at a price of $825,000. Closing was July 28, 2003.
7:	Hickory Park’s lease expired on December 31, 2002; however, Management executed a 5 year lease directly with the subtenant, Daytona’s Bar and Grill.
8:	The Partnership received $30,000 in past rent upon eviction of Fiesta Time from the property in February 2003. Management executed a contract to sell sell the property in the Third Quarter of 2003 for $555,000.
9:	Although the property continues to operate as a Miami Subs restaurant a new lease was executed in the Fourth Quarter of 2003.

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PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2002 PROPERTY SUMMARY

AND RELATED RECEIPTS

PORTFOLIO	(Note 1)	REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
OMEGA RESTAURANT (5) (6)	MILWAUKEE, WI	1,010,045	50,021	4.95%		260,000	110,843	0	0.00%	1,421,983	50,021	3.52%
“ “	“ “					151,938	41,933	0	0.00%
“ “	“ “					780,000	110,292	0	0.00%	780,000	0	0.00%
POPEYE’S	PARK FOREST, IL	580,938	77,280	13.30%						580,938	77,280	13.30%
SUNRISE PRESCHOOL	PHOENIX, AZ	1,084,503	123,318	11.37%		79,219	33,047	0	0.00%	1,182,735	123,318	10.43%
						19,013	6,710	0	0.00%
PANDA BUFFET (FORMERLY VILLAGE INN) (4)	GRAND FORKS, ND	739,375	16,250	2.20%						739,375	16,250	2.20%
WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	CHARLESTION, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%

PORTFOLIO TOTALS		18,163,939	1,831,160	10.08%		2,312,428	457,286	0	0.00%	20,476,367	1,831,160	8.94%

Note 1:	This property summary includes only property and equipment held by the Partnership during 2003.
2:	The lease was terminated and the equipment sold to Hardee’s Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
3:	These leases were assumed by Hardee’s Food Systems at a reduced rental rate from that stated in the original leases. The property was sold in July 2003 at a sales price of $720,000.
4:	Village Inn vacated the property in February 2002; however, Village Inn was charged monthly rent until a lease termination and settlement agreement was executed in June 2003. (The charges were not recorded for accounting purposes beginning January 2003.) The Partnership received a $50,000 lease termination fee from Village Inn. The property was leased to a new tenant, Panda Buffet, in February 2003 with rent to commence in July 2003.
5:	Chinese Super Buffet obtained possession of the property in August 2002 and rent commenced in January 2003.
6:	Tenant, Paul Bouraxis, executed agreement to purchase property at a price of $825,000. Closing was July 28, 2003.
7:	Hickory Park’s lease expired on December 31, 2002; however, Management executed a 5 year lease directly with the subtenant, Daytona’s Bar and Grill.
8:	The Partnership received $30,000 in past rent upon eviction of Fiesta Time from the property in February 2003. Management executed a contract to sell sell the property in the Third Quarter of 2003 for $555,000.
9:	Although the property continues to operate as a Miami Subs restaurant a new lease was executed in the Fourth Quarter of 2003.

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